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CARDINAL HEALTH, INC.

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Form of letter to shareholders:

Dear [name]:

In case you are using a Glass Lewis October 12, 2011 report as a guideline, we feel compelled to point out several inaccuracies in its analysis. We’ve communicated these points to Glass Lewis.

The Glass Lewis report recommends against the advisory vote on executive compensation due to (1) Cardinal Health’s purported sole reliance on time-vesting, long-term incentive awards and (2) Cardinal Health’s failure to align executive pay with performance, based upon an inaccurate assessment that Cardinal Health has “performed moderately worse than its peers.”

Turning first to long-term incentives, page 18 of the Glass Lewis report incorrectly states that Cardinal Health does not grant performance-based long-term incentive awards. Specifically, the report states that “To the best of our knowledge, the Company does not grant performance-vesting incentive awards . . . . In this case, shareholders should be concerned with the Company’s failure to implement a performance-based long-term incentive plan with objective metrics and goals.” To the contrary, the Compensation Disclosure and Analysis in our 2011 proxy statement includes disclosure on page 36 regarding our having introduced performance share units (“PSUs”) for fiscal 2012, to incent and retain our executive and to respond to the views of our shareholders. As a result, the target value of long-term incentive awards granted in August 2011 for named executives was one-third each of stock options, RSUs, and PSUs.

Second, page 4 of the Glass Lewis report purports to highlight a disconnect between Cardinal Health’s compensation practices and performance by stating, among other things, that the Company performed moderately worse than its peers. Specifically, the report includes the following table as support for Cardinal Health’s performance vis-à-vis the comparator groups used by Glass Lewis:

We believe that the above “Change in Book Value per Share” and “Change in Operating CF” metrics are flawed and that the metrics in the table below properly reflect the spin-off of CareFusion. Since Glass Lewis does not make their methodology publicly available, we have attempted to reverse engineer the metrics and conclude they do not include appropriate adjustments for our August 2009 spin-off of CareFusion Corporation. Below is the same Glass Lewis table with “Change in Book Value per Share” and “Change in Operating CF,” that we have adjusted as described below to more accurately reflect the CareFusion spin-off. As you can see, it suggests a very different conclusion regarding Cardinal Health’s relative performance compared to the Glass Lewis peer groups.

Change in Book Value per Share. We believe that the erroneous decrease in this metric is primarily due to the $3.7 billion reduction in shareholder equity for the non-cash dividend issued by Cardinal Health in connection with the CareFusion spin-off. (See the Consolidated Statement of Shareholders’ Equity in the Cardinal Health 2011 and 2010 Annual Reports on Form 10-K.) As you will recall, in that spin-off transaction, Cardinal Health delivered meaningful value to shareholders through the dividend of CareFusion common stock. If the spin-off dividend is excluded, the annualized change in Book Value per share becomes a positive 13.6% for the period from June 30, 2008 to June 30, 2011.

Change in Operating CF. Although Glass Lewis appears to have calculated “EPS Growth” based on earnings from continuing operations, which properly adjusts for the CareFusion spin-off, their calculation of “Change in Operating Cash Flow” does not appear to use amounts from continuing operations. As a result, it is not adjusted to remove the significant decrease in cash flow as a result of the CareFusion spin-off. The annualized increase in operating cash flow from continuing operations from fiscal 2008 to fiscal 2011 is a positive 11.6% — significantly different from the negative number in the report. Cash flow from continuing operations is reported in the 2010 and 2011 Consolidated Statements of Cash Flows in the Cardinal Health Annual Reports on Form 10-K.

In sum, as reflected in the Glass Lewis report, we outperformed the selected peer groups in “Total Return” and “Stock Price.” Adjusting “Change in Book Value per Share” and “Change in Operating CF” as set forth above demonstrates additional strong Cardinal Health performance over the requisite time period.

To the extent that the Glass Lewis report influenced your opinion on the advisory vote to ratify named executive officer’s compensation, we hope that this has clarified the inaccuracies included in the Glass Lewis report.